Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES STRONG FIRST QUARTER RESULTS; UPDATES OUTLOOK FOR FISCAL 2002

- Earnings Per Share Increases 43.9% Over Last Year's Proforma Results-
-- Comparable Store Sales Grow 7.0% --

HOUSTON, TX, May 22, 2002 -- Stage Stores, Inc. (NASDAQ: STGS) today announced strong results for the first quarter ended May 4, 2002 and updated the Company's outlook for the full fiscal year ending February 1, 2003.

First Quarter Results

For the 13-week period ended May 4, 2002, net income was $17.8 million, or $0.82 per diluted share, compared to $6.3 million, or $0.22 per diluted share, in the prior year quarter. First quarter 2002 net income was $5.6 million greater than year-earlier proforma results of $12.2 million, or $0.57 per share on an equivalent diluted share basis. Total sales increased 5.7% to $206.7 million from $195.5 million in the year-ago period. Comparable store sales increased 7.0% compared to the 2001 first quarter.

Proforma results for the fiscal 2001 first quarter exclude certain charges and expenses related to the Company's reorganization and emergence from Chapter 11 in August 2001. Details of the proforma financial presentation are described below.

Commenting on the first quarter's results, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "Our exceptional first quarter performance exceeded expectations by several important measures. The 7.0% increase in comparable store sales was achieved on top of a 17.1% increase for the year-ago quarter on a calendar-adjusted basis. Diluted EPS of $0.82 was 43.9% higher than the prior year's proforma performance. Our results reflect strong performance in nearly every category of business as well as our continued emphasis on maintaining the appropriate merchandising mix and inventory levels. Our excellent performance also speaks to the strength of our concept and strategy and reflects the hard work and dedication of all of our Stage Stores associates."

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Stage Stores Announces
First Quarter Results;
Updates Outlook
Page - 2

Additional progress achieved by Stage Stores in the first quarter (as compared to proforma results for the prior year first quarter) included:

  Gross margin improvement of 190 basis points of sales.

  Reduction in selling, general and administrative expenses as a percentage of sales to 20.7% from 22.1%.

  Initiation of roll out of new point-of-sale cash register system designed to enhance customer service, speed up the check out process and improve data capture.

During the first quarter, the Company operated 342 stores compared to 347 stores in operation during most of the 2001 first quarter period. Stores that have been closed accounted for approximately $3.9 million of the prior period's sales.

Fiscal 2002 Outlook

Based on the first quarter's results and the current pace and strength of the Company's business, the Company stated that it was currently highly confident with the high end of its previously provided earnings outlook range of between $52.0 million and $57.0 million for the 2002 fiscal year. Using a diluted share count of 21,912,000 at a market price of $33.00 per share, the $57.0 million equates to earnings of $2.60 per diluted share. The previously provided earnings per share outlook of $2.62 per diluted share at earnings of $57.0 million was based on a diluted share count of 21,732,000 at a market price of $30.00 per share.

Commenting on the Company's updated outlook for fiscal 2002, Mike McCreery, Executive Vice President and Chief Financial Officer, stated, "Based on our better-than-expected first quarter results, we are extremely comfortable at this time with the upper end of our previously provided earnings estimate range. The upper end of the range, which is $57.0 million, or $2.60 per diluted share, represents an almost 16.0% increase over last year's proforma earnings of $49.2 million, or $2.25 per equivalent diluted share."

Mr. Scarborough concluded, "We look forward to the remainder of the year with optimism and anticipation. Our focus is on providing the most wanted merchandise, delivering excellent customer service and improving the foundation and infrastructure of our Company. Through the various initiatives that are either planned or currently underway, such as our new store opening program, the ongoing roll-out of our new point-of-sale cash register system, our anticipated supply chain improvements and our continuous focus on merchandising and marketing enhancements, we will continue to position our Company for future sales and earnings growth as we aim to strengthen our position as one of America's leading specialty retailers of branded family apparel."

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Stage Stores Announces
First Quarter Results;
Updates Outlook
Page - 3

Presentation of Financial Results

Actual and proforma presentations of financial results for the first quarter of fiscal 2001 are attached to this release. Actual results for the first quarter of fiscal 2001 include certain charges and expenses related to the Company's Chapter 11 reorganization efforts. In order to illustrate what the Company's results during the first quarter of fiscal 2001 would look like after the elimination of these charges and expenses, proforma financials have been included. The proforma financials also remove the net operating results of stores closed during the reorganization period, back out the adjustment to accrete the yield on repurchased accounts receivable and adjust for the impact of the Company's debtor-in-possession financing. Footnotes to the proforma financials have been provided which reconcile the actual results to the proforma results. The proforma results reported in this news release are not intended to be indicative of future period results. Future period results will be subject to certain risks and uncertainties as discussed in the safe harbor paragraph below.

Conference Call Information

The Company will host a conference call today at 3:00 p.m. Central Time to discuss the first quarter's results, as well as its revised outlook for the year. Individual investors and other interested parties can listen to a live webcast of the Company's conference call by logging on to www.companyboardroom.com., while institutional investors, who are members, can access the call through www.streetevents.com. A replay will be available online at each site until midnight on May 29, 2002.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The company currently operates 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the remaining three quarters of the fiscal year and for the full 2002 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Actual Quarter Ended (1)				Proforma Quarter Ended
	May 4, 2002		May 5, 2001		May 5, 2001
	Amount	% to Sales	Amount	% to Sales	Amount	% to Sales

Net sales	$ 206,668	100.0%	$ 195,549	100.0%	$ 193,535	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses	135,330	65.5%	133,296	68.2%	130,368	67.4%
Gross profit	71,338	34.5%	62,253	31.8%	63,167	32.6%
Selling, general and administrative expenses	42,750	20.7%	47,133	24.1%	42,683	22.1%	(a),(b)
Reorganization items and store closure costs	-	0.0%	3,336	1.7%	-	0.0%	(a)
Interest, net	389	0.2%	5,468	2.8%	440	0.2%	(c)
Income (loss) before income tax and extraordinary item	28,199	13.6%	6,316	3.2%	20,044	10.4%
Income tax expense	10,434	5.0%	5	0.0%	7,816	4.0%	(d)
Net income (loss)	$ 17,765	8.6%	$ 6,311	3.2%	$ 12,228	6.3%	(a)

Basic & Diluted earnings (loss) per common share data:
Basic earnings (loss) per common share	$ 0.89		$ 0.22		$ 0.61
Basic weighted average common shares outstanding	19,967	(e)	28,096		19,967	(e)

Diluted earnings (loss) per common share	$ 0.82		$ 0.22		$ 0.57
Diluted weighted average common shares outstanding	21,634	(e)	28,096		21,634	(e)

EBITDA	$ 32,927	15.9%			$ 23,484	12.1%

(1)

 The Company emerged from bankruptcy on August 24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.

(a)	Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales of $2.0 million, cost of sales including occupancy costs of $1.4 million and direct operating expenses of $0.4 million of the stores included in the 1999 and 2000 Store Closure Programs and the six stores closed in 2001 prior to the Effective Date. Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The adjusted basis of depreciable assets owned as of the Effective Date was $100.3 million which would result in annual depreciation expense of approximately $12.0 million. Accordingly, proforma results for the thirteen weeks ended May 5, 2001 include depreciation expense of approximately $3.0 million.
(b)	Securitization interest of $2.1 million included in proforma results is based on $175.0 million of borrowings (outstanding borrowing level as of September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs. The adjustment to accrete yield on repurchased receivables of $5.0 million in the thirteen weeks ended May 4, 2001 has been eliminated.
(c)	Reported interest expense of $5.5 million on the debtor-in-possession financing and related debt issue costs has been eliminated. Proforma interest on the revolving facility and amortization of related debt issue costs is $0.4 million. Revolving interest is based on outstanding letters of credit of $14.1 million and no outstanding borrowings.
(d)	Reported tax expense has been adjusted to a 39% effective tax rate.
(e)	Weighted average shares outstanding represent the shares of new common stock issued under the Plan. In addition, the Company has 3,651,500 stock options with a weighted average exercise price of $15.07, 512,119 Series A Warrants with an exercise price of $15.00, and 1,078,146 Series B Warrants with an exercise price of $20.00 outstanding at May 4, 2002. The average market price during the first quarter of 2002 was $28.73. The basic and diluted shares outstanding for the first quarter of 2002 have been used in the proforma results for the first quarter of 2001, since the new common stock had not been issued at that time.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	May 4, 2002	February 2, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 19,431	$ 22,679
Retained interest in receivables sold	104,432	114,769
Accounts receivable, net	11,210	11,524
Merchandise inventories, net	200,963	178,818
Prepaid expenses and other current assets	10,536	17,688
Total current assets	346,572	345,478

Property, equipment and leasehold improvements, net	111,973	109,612
Other assets	7,041	5,629
Total assets	$ 465,586	$ 460,719

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable	$ 49,571	$ 60,417
Accrued expenses and other current liabilities	38,427	47,324
Current portion of long-term debt	210	197
Total current liabilities	88,208	107,938

Long-term debt	672	873
Other long-term liabilities	13,717	11,684
Total liabilities	102,597	120,495

Stockholders' equity (deficit)	362,989	340,224
Total liabilities and stockholders' equity (deficit)	$ 465,586	$ 460,719

Stage Stores, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Reorganized	Predecessor
	Company	Company
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 4, 2002	May 5, 2001
Cash flows from operating activities:
Net income	$ 17,765	$ 6,311
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	4,330	5,660
Amortization of debt issue costs	351	1,235
Provision for bad debts	6,634	6,321
Deferred income taxes	10,434	-
Adjustment to accrete yield on repurchased accounts receivable	-	5,000
Write-off of property, equipment and leasehold improvements
and other assets associated with closed stores	-	306
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	15,017	12,770
(Increase) decrease in merchandise inventories	(22,145)	17,930
Decrease in other assets	55	2,765
Decrease in accounts payable and other liabilities	(17,710)	(7,040)
Total adjustments	(3,034)	44,947
Net cash provided by operating activities	14,731	51,258

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(6,691)	(1,282)
Proceeds from retirement of fixtures and equipment	-	75
Net cash used in investing activities	(6,691)	(1,207)

Cash flows from financing activities:
Proceeds from (payments on):
Debtor-in-possession credit facility	-	(55,668)
Pre-petition working capital facility	-	507
Additions to debt issue cost	(100)	-
Long-term debt	(188)	-
Reduction in borrowings under account receivable securitization trust	(11,000)	-
Net cash used in financing activities	(11,288)	(55,161)
Net decrease in cash and cash equivalents	(3,248)	(5,110)
Cash and cash equivalents:
Beginning of period	22,679	20,510
End of period	$ 19,431	$ 15,400
Supplemental disclosures:
Net interest	$ 221	$ 5,696
Net income taxes	$ 118	$ -

Supplemental non-cash transactions - The Company recognized $5.0 million of pre-reorganization deferred tax assets as a direct addition to additional paid-in capital.